Exhibit 10.16
REPUBLIC SERVICES, INC.
DEFERRED COMPENSATION PLAN
Effective January 1, 2005

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17.15.	Court Order	29
17.16.	Distribution in the Event of Income Inclusion Under Code §409A	29
17.17.	Deduction Limitation on Benefit Payments	30
17.18.	Insurance	30

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DEFERRED COMPENSATION PLAN
Effective January 1, 2005
Purpose
     The purpose of this Plan is to provide specified benefits to Directors and a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Republic Services, Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
     This Plan is intended to comply with all applicable law, including Code §409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention. Consistent with the foregoing, and in order to transition the Plan to the requirements of Code §409A and related Treasury guidance and Regulations, the Committee has made available, or will make available, to Participants certain transition relief described more fully in Appendix A of this Plan, as permitted by Code §409A and related Treasury guidance and Regulations.
ARTICLE I
DEFINITIONS
     For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1.	“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of the Participant’s Annual Accounts. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2.	“Affiliate” shall mean any entity, other than the Company, which is a member of a controlled group of companies or under common control with the Company within the meaning of Code Sections 414(b) or (c).

1.3.	“Allied Plan” shall mean the Allied Waste Industries, Inc. 2005 Executive Deferred Compensation Plan.

1.4.	“Annual Account” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the following amount: (i) the sum of the Participant’s Annual Deferral Amount, Company Contribution Amount, Company Restoration Matching Amount, and Company Additional Matching Amount for any one Plan Year, plus (ii) amounts credited or debited to such amounts pursuant to this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Annual Account for such Plan Year. The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.5.	“Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary, Bonus, Commissions, Director Fees and LTIP Amounts that a Participant defers in accordance with Article III for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year. In the event of a Participant’s Disability or death prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.6.	“Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (i) for the first annual installment, the vested portion of each Annual Account shall be calculated as of the close of business on, or if the Participant’s Benefit Distribution Date is not a business day the first business day following, the Participant’s Benefit Distribution Date, , and (ii) for remaining annual installments, the vested portion of each applicable Annual Account shall be calculated on every anniversary of such calculation date, as applicable. Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant. By way of example, if the Participant elects a ten (10) year Annual Installment Method as the form of Retirement Benefit for an Annual Account, the first payment shall be 1/10 of the vested balance of such Annual Account, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested balance of such Annual Account, calculated as described in this definition.

1.7.	“Area President” shall mean an Employee whose title as an Employee is area president.

1.8.	“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code §§125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.9.	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.10.	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.11.	“Benefit Distribution Date” shall mean a date or event that triggers distribution of a Participant’s vested benefits as provided in Articles V, VI, VII, VIII, and IX.

1.12.	“Board” shall mean the board of directors of the Company.

1.13.	“Bonus” shall mean any compensation, in addition to Base Salary, Commissions and LTIP Amounts, earned by a Participant for services rendered during a Plan Year, under any Employer’s annual bonus and cash incentive plans.

1.14.	“Cause” shall mean with respect to each Participant (i) if the Participant has an employment agreement with an Employer containing a definition of “cause”, the definition in the Participant’s employment agreement; and (ii) if the Participant does not have an employment agreement with an Employer containing a definition of “cause”, (a) Participant is convicted of, or pleads guilty (or nolo contendere ), to a felony or crime involving moral turpitude, (b) the Company determines that the Participant knowing breached any term of the Participant’s employment agreement with an Employer, (c) the Company determines that the Participant knowingly violated any of the Company’s policies, rules or guidelines, or (d) the Company determines that the Participant willfully engaged in conduct, or willfully failed to perform assigned duties, the result of which exposes the Company to serious or potential injury (financial or otherwise).

1.15.	“Change in Control” shall mean any “change in control event” as defined in accordance with Code §409A and related Treasury guidance and Regulations.

1.16.	“Change in Control Benefit” shall have the meaning set forth in Article V.

1.17.	“Claimant” shall have the meaning set forth in Section 15.1.

1.18.	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.19.	“Commissions” shall mean the cash commissions earned by a Participant from any Employer for services rendered during a Plan Year, excluding Bonus, LTIP Amounts or other additional incentives or awards earned by the Participant.

1.20.	“Committee” shall mean the Company’s Benefits Committee as constituted from time to time, and when there are no members of the Benefits Committee, the Board’s Compensation Committee.

1.21.	“Company” shall mean Republic Services, Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.22.	“Company Additional Matching Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.7.

1.23.	“Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.24.	“Company Restoration Matching Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.6.

1.25.	“Death Benefit” shall mean the benefit set forth in Article IX.

1.26.	“Director” shall mean any member of the board of directors of any Employer who is not an employee of any Employer.

1.27.	“Director Fees” shall mean the annual fees earned by a Director from any Employer, including retainer fees and meetings fees, as compensation for serving on the board of directors.

1.28.	“Disability” or “Disabled” shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant shall be deemed to have satisfied either clause (i) or (ii) of this Section 1.25 and be Disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements in the preceding sentence.

1.29.	“Disability Benefit” shall mean the benefit set forth in Article VIII.

1.30.	“Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.31.	“Employee” shall mean a person who is an employee of any Employer.

1.32.	“Employee Director” shall mean an Employee whose title as an Employee is that of a director level. For this purpose, it is not intended to indicate a member of the board of directors of any Employer.

1.33.	“Employer(s)” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.34.	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.35.	“401(k) Plan” shall mean, with respect to an Employer, a plan qualified under Code §401(a) that contains a cash or deferred arrangement described in Code §401(k), adopted by the Employer, as it may be amended from time to time, or any successor thereto.

1.36.	“General Manager” shall mean an Employee whose title as an Employee is general manager.

1.37.	“LTIP Amounts” shall mean any portion of the compensation attributable to a Plan Year that is earned by a Participant as an Employee under any Employer’s long-term incentive plan or any other long-term incentive arrangement designated by the Committee.

1.38.	“Measurement Fund” shall have the meaning set forth in Section 3.10(a).

1.39.	“Participant” shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who submits an executed Plan Agreement, Election Form and Beneficiary Designation Form, which is accepted by the Committee, and (iii) whose Plan Agreement has not terminated.

1.40.	“Plan” shall mean the Republic Services Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.41.	“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.42.	“Plan Compensation” for any Plan Year shall mean the sum of a Participant’s (i) Base Salary, Commissions, Bonus, LTIP Amounts, each of which is included in the Participant’s W-2 compensation for the applicable year, (ii) elective deferrals to the 401(k) Plan, (iii) Annual Deferral Amount, and (iv) deferrals excluded from taxable wages under Code §125.

1.43.	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.44.	“Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, the definition of Retirement set forth with respect to this Plan in the Participant’s initial Plan Agreement (provided however that Retirement is defined as Separation from Service after a specified date), and if none, shall mean Separation from Service for any reason other than death or Disability, as determined in accordance with Code §409A and related

Treasury guidance and Regulations, on or after the earlier of the attainment of (a) age sixty (60) plus five (5) Years of Service, (b) age fifty-six (56) plus ten (10) Years of Service, or (c) fifty-five plus twenty (20) Years of Service; and shall mean with respect to a Director who is not an Employee, Separation from Service as a Director. If a Participant is both an Employee and a Director and does not have benefits under this Plan (or a plan required to be aggregated with this Plan) for services both as an Employee and a Director, the services provided as a Director are not taken into consideration in determining if the Participant has a Separation from Service as an Employee hereunder and the services as an Employee are not taken into consideration for purposes of determining if the Director has as Separation of Service as a Director.

1.45.	“Retirement Benefit” shall mean the benefit set forth in Article VI.

1.46.	“Scheduled Distribution” shall mean the distribution set forth in Section 4.1.

1.47.	“Separation from Service” shall have the meaning set forth in Code Section 409A(a)(2) and the regulations issued pursuant thereto.

1.48.	“Stock” shall mean the common stock of the Company.

1.49.	“Terminate the Plan”, “Termination of the Plan” shall mean a determination by an Employer’s board of directors that (i) all of its Participants shall no longer be eligible to participate in the Plan, (ii) no new deferral elections for such Participants shall be permitted, and (iii) such Participants shall no longer be eligible to be credited with any contributions under this Plan.

1.50.	“Termination Benefit” shall mean the benefit set forth in Article VII.

1.51.	“Termination of Employment” shall mean the Separation from Service, voluntarily or involuntarily, for any reason other than Retirement, Disability or death, as determined in accordance with Code §409A and related Treasury guidance and Regulations. If a Participant is both an Employee and a Director and does not have benefits under this Plan (or a plan required to be aggregated with this Plan) for services both as an Employee and a Director, the services provided as a Director are not taken into consideration in determining if the Participation has a Termination of Employment as an Employee hereunder and the services as an Employee are not taken into consideration for purposes of determining if the Director has as Termination of Employment as a Director.

1.52.	“Trust” shall mean one or more trusts established by the Company in accordance with Article XVI.

1.53.	“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, Beneficiary, or dependent (as defined in Code §152(a)), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.54.	“Vice President” shall mean an Employee whose title as an Employee is vice president.

1.55.	“Years of Service” shall mean the number of consecutive full years of employment with the Company or an Affiliate (including years of employment before the Employer became an Affiliate).
ARTICLE II
SELECTION, ENROLLMENT, ELIGIBILITY
Selection by Committee. Participation in the Plan shall be limited to Directors, Employees of an Employer at the level of Vice Presidents and above, Area Presidents, Employee Directors, General Managers and such others as may be included in a select group of management or highly compensated employees of an Employer, as may be selected by the Committee.
     2.1. Enrollment and Eligibility Requirements; Commencement of Participation.
          (a) As a condition to participation, each Director or selected Employee who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, prior to the first day of such Plan Year, or such other earlier deadline as may be established by the Committee in its sole discretion. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.
          (b) A Director or selected Employee who first becomes eligible to participate in this Plan after the first day of a Plan Year must complete, execute and return to the Committee a Plan Agreement, an Election Form, and a Beneficiary Designation Form within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion, in order to participate for that Plan Year. In such event, such person’s participation in this Plan shall not commence earlier than the date determined by the Committee pursuant to Section 2.2(c) and such person shall not be permitted to defer under this Plan any portion of his or her Base Salary, Bonus, LTIP Amounts, Commissions and/or Director Fees that are paid with respect to services performed prior to his or her participation commencement date, except to the extent permissible under Code §409A and related Treasury guidance or Regulations.
          (c) Each Director or selected Employee who is eligible to participate in the Plan shall commence participation in the Plan on the date that the Committee determines, in its sole discretion, that the Director or Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period. Notwithstanding the foregoing, the Committee shall process such Participant’s deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Committee.
          (d) If a Director or an Employee fails to meet all requirements contained in this Section 2.2 within the period required, that Director or Employee shall not be eligible to participate in the Plan during such Plan Year.

ARTICLE III
DEFERRAL COMMITMENTS/COMPANY CONTRIBUTION AMOUNTS/
COMPANY RESTORATION MATCHING AMOUNTS/COMPANY ADDITIONAL MATCHING
AMOUNTS/VESTING/CREDITING/TAXES
     3.1. Minimum Deferrals.
          (a) Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus, Commissions, LTIP Amounts and/or Director Fees in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary, Bonus,	$5,000 aggregate
Commissions and/or LTIP Amounts
Director Fees	$1,000
If the Committee determines, in its sole discretion, prior to the beginning of a Plan Year that a Participant has made an election for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero.
          (b) Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum Annual Deferral Amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.
     3.2. Maximum Deferral.
          (a) Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus, Commissions, LTIP Amounts and/or Director Fees up to the following maximum percentages for each deferral elected:

Maximum
Deferral	Percentage
Base Salary/Commissions	80%
Bonus	100%
LTIP Amounts	100%
Director Fees	100%
          (b) Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance, except to the extent permissible under Code §409A and related Treasury guidance or Regulations. For compensation that is earned based upon a specified performance period, the Participant’s deferral election will apply to the portion of such compensation that is equal to (i)

the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.
     3.3. Election to Defer; Effect of Election Form.
          (a) First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable election to defer Base Salary, Bonus, Commissions, Director Fees and LTIP Amounts for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.
          (b) Subsequent Plan Years. A Participant’s election to defer Base Salary, Bonus, Commissions, Director Fees and LTIP Amounts shall remain in effect for subsequent Plan Years, unless and until the Participant either timely files a new Election Form to notify the Committee of the change (including ceasing deferrals) in the election to defer Base Salary, Bonus, Commissions, Director Fees and LTIP Amounts. All changes and elections shall be made by the Participant timely delivering a new Election Form, and any other forms as the Committee may deem necessary or desirable, to the Committee, in accordance with its rules and procedures, before the December 31st preceding the Plan Year in which such compensation is earned with respect to which the termination or modification applies, or before such other deadline established by the Committee in accordance with the requirements of Code §409A and related Treasury guidance or Regulations. For compensation which is earned over one or more consecutive fiscal years of an Employer that is not payable during the service period, the Committee may determine that a Participant may defer such compensation by making an election before the last day of the fiscal year preceding the first fiscal year in which the services are performed.
     Any deferral election(s) made in accordance with this Section 3.3(b) shall be irrevocable; provided, however, that if the Committee requires Participants to make a deferral election for “performance-based compensation” by the deadline(s) described above, it may, in its sole discretion, and in accordance with Code §409A and related Treasury guidance or Regulations, permit a Participant to subsequently change his or her deferral election for such compensation by submitting an Election Form to the Committee no later than the deadline established by the Committee pursuant to Section 3.3(c) below.
          (c) Performance-Based Compensation. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that an irrevocable deferral election pertaining to “performance-based compensation” based on services performed over a period of at least twelve (12) months, may be made by timely delivering an Election Form to the Committee, in accordance with its rules and procedures, no later than six (6) months before the end of the performance service period. “Performance-based compensation” shall be compensation, the payment or amount of which is contingent on pre-established organizational or individual performance criteria, which satisfies the requirements of Code §409A and related Treasury guidance or Regulations. In order to be eligible to make a deferral election for performance-based compensation, a Participant must perform services continuously from a date no later than the date upon which the performance criteria for such compensation are established through the date upon which the Participant makes a deferral election for such compensation. In no event shall an election to defer performance-based compensation be permitted after such compensation has become both substantially certain to be paid and readily ascertainable and such election shall be void and not in effect with respect to compensation which is determined not to be “Performance-based compensation.”
          (d) Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, the Committee may, in its sole discretion, determine that an irrevocable deferral election for such compensation may be made by timely delivering an Election Form to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse.
          (e) Contingent Deferral Election. A Participant may elect to not receive all or part of the restricted stock award and instead be credited with the equivalent value of the restricted stock in the Republic Services Stock Unit Fund. To be effective, such an election must be made either (i) prior to the first day of the Plan year in which the restricted stock award is granted, or (ii) within 30 days after the restricted stock award is granted, provided that the election is made at least 12 months in advance of the earliest date on which the restricted stock award could vest (other than by reason of the Participant’s death, Disability or Change in Control).
     3.4. Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus, Commissions, LTIP Amounts and/or Director Fees portion of the Annual Deferral Amount shall be withheld at the time the Bonus, Commissions, LTIP Amounts or Director Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to the Participant’s Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant.
     3.5. Company Contribution Amount.
          (a) For each Plan Year, an Employer may be required to credit amounts to a Participant’s Annual Account in accordance with employment or other agreements entered into between the Participant and the Employer, which amounts shall be part of the Participant’s Company Contribution Amount for that Plan Year. Such amounts shall be credited to the Participant’s Annual Account for the applicable Plan Year on the date or dates prescribed by such agreements.

          (b) For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Annual Account under this Plan, which amount shall be part of the Participant’s Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.5(b), if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee, in its sole discretion.
     3.6. Company Restoration Matching Amount. A Participant’s Company Restoration Matching Amount for any Plan Year shall be an amount equal to the lesser of (i) two percent (2%) of the Participant’s Plan Compensation for such Plan Year in excess of the Code §401(a)(17) limits (which is $245,000 for 2009 and as adjusted thereafter), or (ii) fifty percent (50%) of the Participant’s Annual Deferral Amount for such year. The Participant’s Company Restoration Matching Amount, if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee, in it sole discretion. The Company Restoration Matching Amount shall be credited in Stock in the 2005 Plan Year and in cash in all future Plan Years.
     3.7. Company Additional Matching Amount.
     For Plan Years beginning on or after January 1, 2009, there will be no Company Additional Matching Amount.
     3.8. Crediting of Amounts after Benefit Distribution. Notwithstanding any provision in this Plan to the contrary, should the complete distribution (other than as a distribution pursuant to Section 4.4) of a Participant’s vested Account Balance (as determined pursuant to Section 3.9) occur prior to the date on which any portion of (i) the Annual Deferral Amount that a Participant has elected to defer in accordance with Section 3.3, (ii) the Company Contribution Amount, (iii) the Company Restoration Matching Amount, or (iv) the Company Additional Matching Amount, would otherwise be credited to the Participant’s Account Balance, such amounts shall be credited to the Participant’s Account Balance and distributed in accordance with the form and time of distribution that is applicable to the amount so credited (and to the extent the time of distribution has occurred, within 60 days of the date of such crediting).
     3.9. Vesting.
          (a) A Participant shall at all times be 100% vested in the portion of his or her Account Balance attributable to his or her deferrals of Base Salary, Bonus, Commissions, LTIP Amounts and Director Fees as adjusted for amounts credited or debited on such amounts (pursuant to Section 3.10).
          (b) A Participant shall be vested in the portion of his or her Account Balance attributable to any Company Contribution Amounts, adjusted for amounts credited or debited on such amounts (pursuant to Section 3.10), in accordance with the vesting schedule(s) set forth with respect to this Plan in his or her Plan Agreement, employment agreement or any other agreement between the Participant and his or her Employer. If not addressed in such agreements, a Participant shall 100% vest in his or her portion of his or her Account Balance attributable to any Company Contribution Amounts, adjusted for amounts credited or debited on such amounts (pursuant to Section 3.10), if such Participant’s employment with the Employer is terminated due to Retirement, death, Disability, or by the Company for other than Cause. Amounts which are not vested upon Separation from Service with all Employers under circumstances set forth in this Section 3.9(b) shall be forfeited at the time of such Separation from Service.
          (c) A Participant shall be vested in the portion of his or her Account Balance attributable to any Company Restoration Matching Amounts and Company Additional Matching Amounts, adjusted for amounts credited or debited on such amounts (pursuant to Section 3.10), only to the extent that the Participant would be vested in such amounts, if any, under the provisions of the 401(k) Plan applicable to the vesting of matching contributions, as determined by the Committee in its sole discretion.
          (d) Notwithstanding anything to the contrary contained in this Section 3.9, in the event of a Change in Control, prior to a Participant’s Separation from Service, any amounts that are not vested in accordance with Sections 3.9(b) or 3.9(c) above, shall immediately become 100% vested (if it is not already vested in accordance with those Sections).
          (e) Notwithstanding Section 3.9(d) above, the vesting schedules described in Sections 3.9(b) and 3.9(c) shall not be accelerated upon a Change in Control to the extent that the Committee determines that such acceleration would cause the deduction limitations of Code §280G to become effective. The portion not so vested shall continue to be subject to the vesting provisions of this Plan. In the event of such a determination, the Participant may dispute the Committee’s determination with respect to the application of Code §280G in which case the Committee must provide to the Participant within ninety (90) days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”). The opinion shall state the Accounting Firm’s opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Code §280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company. Payments made pursuant to any such dispute shall be made in compliance with Treasury Regulations §1.409A-3(g).
          (f) Section 3.9(e) shall not prevent the acceleration of the vesting schedules described in Sections 3.9(b) and 3.9(c) if such Participant is entitled to a “gross-up” payment, to eliminate the effect of the Code §4999 excise tax, pursuant to his or her employment agreement or other agreement entered into between such Participant and the Employer.
     3.10. Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

          (a) Measurement Funds. Subject to the restrictions found in Section 3.10(c) below, the Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance written notice of such change.
          (b) Election of Measurement Funds. Subject to the restrictions found in Section 3.10(c) below, a Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.10(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion. Subject to the restrictions found in Section 3.10(c) below, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence; provided, however, if the Participant’s election includes the allocation or re-allocation of amounts to or from the Republic Services Stock Investment Fund, the Committee may, in its sole discretion, process any portion of the Participant’s Election Form which allocates and/or re-allocates such amounts to or from any Measurement Fund other than the Republic Services Stock Investment Fund, while postponing the processing of any portion of the Participant’s Election Form which allocates and/or re-allocates such amounts to or from the Republic Services Stock Investment Fund, as more fully described in Section 3.10(d)(i). Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this Section 3.10(b) may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.
          (c) Republic Services Stock Unit Fund.
(i)	A Participant’s election to not receive restricted stock but instead to be credited with the value of the restricted stock under this Plan will be automatically and irrevocably allocated to the Republic Services Stock Unit Fund. Participants may not select any other Measurement Fund to be used to determine the amounts to be credited or debited to their Republic Services Stock Unit Fund. Furthermore, no other portion of the Participant’s Account Balance can be either initially allocated or re-allocated to the Republic Services Stock Unit Fund. Amounts allocated to the Republic Services Stock Unit Fund shall only be distributable in actual shares of Stock.

(ii)	Any stock dividends, cash dividends or other non-cash dividends that would have been payable on the Stock credited to a Participant’s Account Balance shall be credited to the Participant’s Account Balance in the form of additional shares of Stock and shall automatically and irrevocably be deemed to be re-invested in the Republic Services Stock Unit Fund until such amounts are distributed to the Participant. The number of shares credited to the Participant for a particular stock dividend shall be equal to (A) the number of shares of Stock credited to the Participant’s Account Balance as of the payment date for such dividend in respect of each share of Stock, multiplied by (B) the number of additional or fractional shares of Stock actually paid as a dividend in respect of each share of Stock. The number of shares credited to the Participant for a particular cash dividend or other non-cash dividend shall be equal to (x) the number of shares of Stock credited to the Participant’s Account Balance as of the payment date for such dividend in respect of each share of Stock, multiplied by (y) the fair market value of the dividend, divided by (z) the “fair market value” of the Stock on the payment date for such dividend.

(iii)	The number of shares of Stock credited to the Participant’s Account Balance shall be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account Balance allocated to the Republic Services Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value of the Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Stock to the Participant under Section 3.10.

(iv)	For purposes of this Section 3.10(c), the fair market value of the Stock shall be determined by the Committee in its sole discretion.
          (d) Republic Services Stock Investment Fund.
(i)	A Participant may elect to allocate any portion of his or her future Annual Deferral Amounts, Company Contribution Amounts, Company Restoration Matching Amounts and Company Additional Matching Amounts, and/or re-allocate any portion of his or her Account Balance to the Republic Services Stock Investment Fund. However, if a Participant elects to allocate such amounts to the Republic Services Stock Investment Fund, then such amounts will be (A) initially allocated to the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion, and (B) transferred from the lowest-risk Measurement Fund to the Republic Services Stock Investment Fund on or around the first business day of any calendar quarter, as determined by the Committee, in its sole discretion. Similarly, any elections to transfer amounts from the Republic Services Stock Investment Fund to any other Measurement Fund shall be processed on or around the first business day of the calendar quarter as determined by the Committee, in its sole discretion. Notwithstanding anything to the contrary contained in this Section 3.10 the Committee may, in its sole discretion, disallow any transfer which is made during a period in which the Participant is prohibited (by Company policy or otherwise) from acquiring or disposing of the Company’s equity securities.

(ii)	The portion of the Participant’s Account Balance that is allocated to the Republic Services Stock Investment Fund shall be adjusted by the Committee, in its sole discretion, based on the cash equivalent of any stock dividends, cash dividends or other non-cash dividends that would have been payable on the Stock.

(iii)	The portion of the Participant’s Account Balance that is allocated to the Republic Services Stock Investment Fund shall be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account Balance allocated to the Republic Services Stock Investment Fund in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value of the Stock.

(iv)	For purposes of this Section 3.10(d), the fair market value of the Stock shall be determined by the Committee in its sole discretion.
          (e) Proportionate Allocation. In making any election described in Section 3.10(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/re-allocated.
          (f) Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.
          (g) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Employer obligated to pay the Participant’s benefit as determined in Section 17.3 hereof, to the extent of such obligation.
     3.11. FICA and Other Taxes.
          (a) Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus, Commissions and/or LTIP Amounts that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount for amounts required to be withheld and described in Treasury Regulations Section 1.409A-3(j)(4)(vi) in order to comply with this Section 3.11.
          (b) Company Restoration Matching Amounts, Company Additional Matching Amounts and Company Contribution Amounts. When a Participant becomes vested in a portion of his or her Account Balance attributable to any Company Restoration Matching Amounts, Company Additional Matching Amounts and/or Company Contribution Amounts, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus, Commissions and/or LTIP Amounts that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such amounts. If necessary, the Committee may reduce the vested portion of the Participant’s Company Restoration Matching Amount, Company Additional Matching Amount or Company Contribution Amount for such amounts attributable to employment taxes required to be withheld or that otherwise may be withheld as described in Treasury Regulations Section 1.409A-3(j)(4)(vi), in order to comply with this Section 3.11.
          (c) Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE IV
SCHEDULED DISTRIBUTION; UNFORESEEABLE EMERGENCIES
     4.1. Scheduled Distribution. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a Scheduled Distribution, in the form of a lump sum payment, from the Plan with respect to all or a portion of the Annual Deferral Amount. The Scheduled Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Deferral Amount the Participant elected to have distributed as a Scheduled Distribution, adjusted for amounts credited or debited in the manner provided in Section 3.10 above on that amount, calculated as of the close of business on or around the date on which the Scheduled Distribution becomes payable, as determined by the Committee in its sole discretion. Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant (the “Scheduled Distribution Date”). The Plan Year designated by the Participant must be at least three (3) Plan Years after the end of the Plan Year to which the Participant’s deferral election described in Section 3.3 relates, unless otherwise provided on an Election Form approved by the Committee in its sole discretion. By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, 2006, the earliest Scheduled Distribution Date that may be designated by a Participant would be January 1, 2010, and the Scheduled Distribution would become payable during the sixty (60) day period commencing immediately after such Scheduled Distribution Date.
     4.2. Postponing Scheduled Distributions. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a sixty (60) day period commencing immediately after an allowable alternative distribution date designated by the Participant in accordance with this Section 4.2. In order to make this election, the Participant must submit a new Scheduled Distribution Election Form to the Committee in accordance with the following criteria:
          (a) Such Scheduled Distribution Election Form must be submitted to and accepted by the Committee in its sole discretion at least twelve (12) months prior to the Participant’s previously designated Scheduled Distribution Date;
          (b) The new Scheduled Distribution Date selected by the Participant must be the first day of a Plan Year, and must be at least five (5) years after the previously designated Scheduled Distribution Date; and
          (c) The election of the new Scheduled Distribution Date shall have no effect until at least twelve (12) months after the date on which the election is made.
     4.3. Other Benefits Take Precedence Over Scheduled Distributions. Should a Benefit Distribution Date occur that triggers a benefit under Articles V, VI, VII, VIII, or IX any Annual Deferral Amount that is subject to a Scheduled Distribution election under Section 4.1 or 4.2 shall not be paid in accordance with Section 4.1 or 4.2, but shall be paid in accordance with the other applicable Article. Notwithstanding the foregoing, the Committee shall interpret this

Section 4.3 in a manner that is consistent with Code §409A and related Treasury guidance and Regulations.
     4.4. Unforeseeable Emergencies.
          (a) If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan, subject to the provisions set forth below.
          (b) The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance (as determined pursuant to Section 3.9), calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.
          (c) If the Committee, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval, and the Participant’s deferrals under the Plan shall be terminated as of the date of such approval.
          (d) In addition, a Participant’s deferral elections under this Plan shall be terminated to the extent the Committee determines, in its sole discretion, that termination of such Participant’s deferral elections is required pursuant to Treas. Reg. §1.401(k)-1(d)(3) for the Participant to obtain a hardship distribution from an Employer’s 401(k) Plan. If the Committee determines, in its sole discretion, that a termination of the Participant’s deferrals is required in accordance with the preceding sentence, the Participant’s deferrals shall be terminated as soon as administratively practicable following the date on which such determination is made.
          (e) Notwithstanding the foregoing, the Committee shall interpret all provisions relating to a payout and/or termination of deferrals under this Section 4.4 in a manner that is consistent with Code §409A and related Treasury guidance and Regulations.
ARTICLE V
CHANGE IN CONTROL BENEFIT
     5.1. Change in Control Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall irrevocably elect on an Election Form whether to (i) receive a Change in Control Benefit upon the occurrence of a Change in Control, which shall be equal to the Participant’s vested Account Balance (as determined pursuant to Section 3.9), calculated as of the close of business on the date of the Change in Control (if the Account Balance is not valued on the date of the Change in Control, the first date so valued following the Change in Control), as determined by the Committee in its sole discretion, or (ii) to have his or her Account Balance remain in the Plan upon the occurrence of a Change in Control and to have his or her Account Balance remain subject to the terms and conditions of the Plan. If a Participant does not make any election with respect to the payment of the Change in Control Benefit, then such Participant’s Account Balance shall remain in the Plan upon a Change in Control and shall be subject to the terms and conditions of the Plan.
     5.2. Payment of Change in Control Benefit. The Change in Control Benefit, if any, shall be paid to the Participant in a lump sum no later than sixty (60) days after the Participant’s Benefit Distribution Date. Notwithstanding the foregoing, the Committee shall interpret all provisions in this Plan relating to a Change in Control Benefit in a manner that is consistent with Code §409A and related Treasury guidance and Regulations.
ARTICLE VI
RETIREMENT BENEFIT
     6.1. Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance (as determined pursuant to Section 3.9), calculated as of the first business day coincident with or first following the six (6) month anniversary of the date of the Participant’s Retirement, or if an election is made under Section 6.2(b), the date benefit distribution is to begin pursuant to Section 6.2(b).
     6.2. Payment of Retirement Benefit.
          (a) In connection with a Participant’s election to defer an Annual Deferral Amount, the Participant shall elect the form in which his or her Annual Account for such Plan Year will be paid. The Participant may elect to receive each Annual Account in the form of a lump sum or pursuant to an Annual Installment Method of up to fifteen (15) years. If a Participant does not make any election with respect to the payment of an Annual Account, then the Participant shall be deemed to have elected to receive such Annual Account as a lump sum.
          (b) A Participant may change the form of payment for an Annual Account by submitting an Election Form to the Committee in accordance with the following criteria:
(i)	The election to modify the form of payment for such Annual Account shall have no effect until at least twelve (12) months after the date on which the election is made; and

(ii)	The first payment related to such Annual Account shall be delayed at least five (5) years from the originally scheduled Benefit Distribution Date for such Annual Account, as described in Section 1.8.
               For purposes of applying the requirements above, the right to receive an Annual Account in installment payments shall be treated as the entitlement to a single payment. The Committee shall interpret all provisions relating to an election described in this Section 6.2 in a manner that is consistent with Code §409A and related Treasury guidance or Regulations.

          (c) A lump sum payment shall be made on the first business day coincident with or first following the six (6) month anniversary of the date of the Participant’s Retirement. Installment payments shall commence on the Benefit Distribution Date; provided, however, any installments due prior to the first business day coincident with or first following the six (6) month anniversary of the date of the Participant’s Retirement shall be paid on the first business day coincident with or first following the six (6) month anniversary of the date of the Participant’s Retirement. Remaining installments, if any, shall continue in accordance with the Participant’s election for each Annual Account and shall be paid no later than sixty (60) days after each anniversary of the Benefit Distribution Date.
ARTICLE VII
TERMINATION BENEFIT
     7.1. Termination Benefit. A Participant who experiences a Termination of Employment shall receive, as a Termination Benefit, his or her entire vested Account Balance (as determined pursuant to Section 3.9), calculated as of the date as of which the Participant’s benefit is distributed as set forth in Section 7.2. The unvested portion of his or her Account Balance shall be forfeited on the date of his or her Separation of Service.
     7.2. Payment of Termination Benefit.
          (a) The Participant’s vested Account Balance (as determined pursuant to Section 3.9) attributable to the Company Contribution Amount shall be distributed as a single lump sum payment on the earlier of:
(i)	The date the Participant would have been eligible for Retirement if the Participant had continued in the service of an Employer; or

(ii)	The five (5) year anniversary date of the Participant’s Separation from Service.
          (b) The Participant’s vested Account Balance (as determined pursuant to Section 3.9), other than the amount attributable to the Company Contribution Amount, shall be distributed to the Participant on the first business day coincident with or first following the six (6) month anniversary of the date of the Participant’s Separation from Service.
          (c) Notwithstanding any provisions hereof to the contrary, no payment under this Section 7.2 shall be made prior to the first day following the six (6) month anniversary of the date of the Participant’s Separation from Service.
ARTICLE VIII
DISABILITY BENEFIT
     8.1. Disability Benefit. Upon a Participant’s Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant’s vested Account Balance (as determined pursuant to Section 3.9), calculated as of the close of business coincident with or first following the date of the Participant’s Disability.

     8.2. Payment of Disability Benefit. The Disability Benefit shall be paid to the Participant in a single lump sum payment no later than sixty (60) days after the date of the Participant’s Disability.
ARTICLE IX
DEATH BENEFIT
     9.1. Death Benefit. The Participant’s Beneficiary(ies) shall receive a Death Benefit upon the Participant’s death which will be equal to the Participant’s vested Account Balance (as determined pursuant to Section 3.9) , calculated as of the close of business coincident with or first following the Participant’s date of death.
     9.2. Payment of Death Benefit. The Death Benefit shall be paid to the Participant’s Beneficiary(ies) in a single lump sum payment no later than sixty (60) days after the date of the Participant’s death.
ARTICLE X
BENEFICIARY DESIGNATION
     10.1. Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of the Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
     10.2. Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.
     10.3. Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.
     10.4. No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under this Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

     10.5. Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.
     10.6. Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.
ARTICLE XI
LEAVE OF ABSENCE
     11.1. Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, as determined by the Committee in accordance with Code §409A and related Treasury guidance and Regulations, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles IV, V, VI, VII, VIII, or IX in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.
     11.2. Unpaid Leave of Absence. If a Participant is on unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service as determined by the Committee in accordance with Code §409A and related Treasury guidance and Regulations, such Participant shall continue to be eligible for the benefits provided in Articles IV, V, VI, VII, VIII, or IX in accordance with the provisions of those Articles. Annual Deferral Amount for the Plan Year of his or her return and for such Plan Year shall remain in effect.
     11.3. Leaves Resulting in Separation from Service. In the event that a Participant’s leave of absence from his or her Employer constitutes a separation from service, as determined by the Committee in accordance with Code §409A and related Treasury guidance and Regulations, the Participant’s vested Account Balance (as determined pursuant to Section 3.9) shall be distributed to the Participant in accordance with Article VI or VII of this Plan, as applicable.
ARTICLE XII
TERMINATION OF PLAN, AMENDMENT OR MODIFICATION
     12.1. Termination of Plan. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to Terminate the Plan. In the event of a Termination of the Plan, the Measurement Funds available to Participants following the Termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Termination of the Plan is effective. Following a Termination of the Plan, Participant Account Balances shall remain in the Plan until the

Participant becomes eligible for the benefits provided in Articles IV, V, VI, VII, VIII, or IX in accordance with the provisions of those Articles. The Termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. Notwithstanding the foregoing, the Company may terminate and liquidate the Plan if such is done consistent with Treasury Regulation §1.409A-3(j)(ix).
     12.2. Amendment.
          (a) Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant’s Account Balance (as determined pursuant to Section 3.9) in existence at the time the amendment or modification is made.
          (b) Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under Code §409A and related Treasury guidance or Regulations, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan, and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Code §409A and related Treasury guidance or Regulations. Notwithstanding the foregoing, neither the Company nor any other Employers, the Committee, nor their respective officers, directors, members or representatives, shall have any liability or other obligation to indemnify or hold harmless any Participant or Beneficiary for any tax, additional tax, interest or penalties that the Participant or Beneficiary may incur in the event that any provision of this Plan, or any other action taken with respect thereto, is deemed to violate any of the requirements of Code §409A.
     12.3. Plan Agreement. Despite the provisions of Sections 12.1 and 12.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.
     12.4. Effect of Payment. The full payment of the Participant’s vested Account Balance under Articles IV, V, VI, VII, VIII, or IX of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s Plan Agreement shall terminate.
ARTICLE XIII
ADMINISTRATION
     13.1. Committee Duties. Except as otherwise provided in this Article 13, this Plan shall be administered by the Committee. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and

(ii) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with this Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or an Employer.
     13.2. Administration Upon Change In Control. Within one hundred and twenty (120) days following a Change in Control that occurs on or after January 1, 2009, the individuals who comprised the Committee immediately prior to the Change in Control (whether or not such individuals are members of the Committee following the Change in Control) may, by written consent of the majority of such individuals, appoint an independent third party administrator (the “Administrator”) to perform any or all of the Committee’s duties described in Section 13.1 above, including without limitation, the power to determine any questions arising in connection with the administration or interpretation of the Plan, and the power to make benefit entitlement determinations. Upon and after the effective date of such appointment, (i) the Company must pay all reasonable administrative expenses and fees of the Administrator, and (ii) the Administrator may only be terminated with the written consent of the majority of Participants with an Account Balance in the Plan as of the date of such proposed termination.
     13.3. Agents. In the administration of this Plan, the Committee or the Administrator, as applicable, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.
     13.4. Binding Effect of Decisions. The decision or action of the Committee or Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
     13.5. Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.
     13.6. Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Separation of Service of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE XIV
OTHER BENEFITS AND AGREEMENTS
     14.1. Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE XV
CLAIMS PROCEDURES
     15.1. Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
     15.2. Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:
          (a) That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
          (b) That the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 15.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA §502(a) following an adverse benefit determination on review.
     15.3. Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
          (a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;
          (b) may submit written comments or other documents; and/or
          (c) may request a hearing, which the Committee, in its sole discretion, may grant.
     15.4. Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
          (a) specific reasons for the decision;
          (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;
          (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and
          (d) a statement of the Claimant’s right to bring a civil action under ERISA §502(a).
     15.5. Legal Action. A Claimant’s compliance with the foregoing provisions of this Article XV is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE XVI
TRUST
     16.1. Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan.
     16.2. Interrelationship of the Plan and the Trust. The provisions of this Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under this Plan.
     16.3. Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.
ARTICLE XVII
MISCELLANEOUS
     17.1. Status of Plan. This Plan is intended to be a plan that is not qualified within the meaning of Code §401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA §§201(2), 301(a)(3) and 401(a)(1). This Plan shall be administered and interpreted (i) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (ii) in accordance with Code §409A and related Treasury guidance and Regulations.
     17.2. Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
     17.3. Employer‘s Liability. Each Employer, and only such Employer, shall be obligated to pay the benefits that are attributable to contributions credited to the Participant’s Account with respect to Compensation payable or Employer Contributions credited by that Employer. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.
     17.4. Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
     17.5. Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and a Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.
     17.6. Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.
     17.7. Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
     17.8. Captions. The captions of the articles, Sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     17.9. Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Arizona without regard to its conflicts of laws principles.
     17.10. Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Republic Services Deferred Compensation Plan Committee
c/o General Counsel
18500 North Allied Way
Phoenix, Arizona 85054
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
     17.11. Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
     17.12. Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
     17.13. Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
     17.14. Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
     17.15. Court Order. The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan. Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with Code §409A and other applicable tax law. In addition, if necessary to comply with a qualified domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee, in its sole discretion, shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.
     17.16. Distribution in the Event of Income Inclusion Under Code §409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirement of Code §409A and related Treasury guidance or Regulations, the Participant may petition the Committee or Administrator, as applicable, for a distribution of that portion of his or her Account Balance that is required to be included in his or her income. Upon the grant of such a petition, the grant of which shall be at the Committees’ sole discretion, the Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the portion of his or her

Account Balance required to be included in income as a result of the failure of the Plan to meet the requirements of Code §409A and related Treasury guidance or Regulations, which amount shall not exceed the Participant’s unpaid vested Account Balance (as determined pursuant to Section 3.9) under the Plan. If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.
     17.17. Deduction Limitation on Benefit Payments. If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code §162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Plan is deductible, the Employer may delay payment of any amount that would otherwise be distributed from this Plan. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.10 above. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code §162(m).
     17.18. Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.
IN WITNESS WHEREOF, the Company has signed this Plan document as of                                                             ,                     .

REPUBLIC SERVICES, INC.
By:
Title:

APPENDIX A
LIMITED TRANSITION RELIEF MADE AVAILABLE IN ACCORDANCE WITH
CODE §409A AND RELATED TREASURY GUIDANCE AND REGULATIONS AND
CERTAIN FORMER ALLIED PLAN PARTICIPANT SPECIAL TRANSITION RULES
Unless otherwise provided below, the capitalized terms below shall have the same meaning as provided in the Plan.
1.	Opportunity to Make New Distribution Elections. Notwithstanding the required deadline for the submission of an initial distribution election described in Articles 4, 5, 6 and 7, the Committee may, as permitted by Code §409A and related Treasury guidance or Regulations, provide a limited period in which Participants may make new distribution elections, by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than December 31, 2008. Any distribution election made in accordance with the requirements established by the Committee, pursuant to this Section, shall not be treated as a change in the form or timing of a Participant’s benefit payment for purposes of Code §409A or the Plan.

The Committee shall interpret all provisions relating to an election submitted in accordance with this Section in a manner that is consistent with Code §409A and related Treasury guidance or Regulations. If any distribution election submitted in accordance with this Section either (i) relates to payments that a Participant would otherwise receive in the calendar year of the election, or (ii) would cause payments to be made in the calendar year of the election, such election shall not be effective.

2.	Former Allied Plan Participants. Effective on such date as determined by the Company, Participant’s accounts under the Allied Plan attributable to pre-January 1, 2009 deferrals and contributions to the Allied Plan, shall be transferred to this Plan and included in such Participant’s Account Balance under this Plan. Unless otherwise changed after such transfer in accordance with the terms of this Plan, the payment of the transferred amounts (as adjusted for amounts credited or debited to such amounts pursuant to this Plan less all distributions that relate to the transferred amounts) shall be made in accordance with the time and form of payment as elected under the Allied Plan even if such time and form of payment is not otherwise permitted under this Plan.